AMENDMENT NO. 1 TO BY-LAWS OF

                      OPPENHEIMER QUEST VALUE FUND, INC.


1. The By-Laws of Oppenheimer Quest Value Fund, Inc., a Maryland corporation (the "Fund"), are hereby amended by replacing Sections 4 and 5 of Article I thereof with the following:

            SECTION 4. NOTICE OF MEETINGS OF STOCKHOLDERS. Not less than ten days' and not more than one hundred and twenty days' written or printed notice of every meeting of stockholders, stating the time and place thereof (and the general nature of the business proposed to be transacted at any special or extraordinary meeting), shall be given to each stockholder entitled to vote thereat either by mail or by presenting it to him personally or by leaving it at his residence or usual place of business. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at this post office address as it appears on the records of the Corporation, with postage thereon prepaid.

            No notice of the time, place or purpose of any meeting of stockholders need be given to any stockholder who attends in person or by proxy or to any stockholder who, in writing executed and filed with the records of the meeting, either before or after the holding thereof, waives such notice.

            SECTION 5. RECORD DATES. The Board of Directors may fix, in advance, a date, not exceeding one hundred and twenty days and not less than ten days preceding the date of any meeting of stockholders, and not exceeding one hundred and twenty days preceding any dividend payment date or any date for the allotment of rights, as a record date for the determination of the stockholders entitled to notice of and to vote at such meeting, or entitled to receive dividend or rights, as the case may be, and only stockholders of record on such date shall be entitled to notice of and to vote at such meeting to receive such dividend or rights, as the case may be.

2. The By-Laws of the Fund, as amended by this Amendment No. 1, hereby remain in full force and effect.

      IN WITNESS WHEREOF, I hereby set my hand as of this 4th day of February, 1997.




                                         ---------------------------
                                         Andrew J. Donohue
                                         Secretary
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